[LETTERHEAD OF VERHAAR EN VERBERNE]

AUDITOR'S REPORT

We have audited the accompanying consolidated balance sheet of ASE Advanced Systems Europe B.V. at Eindhoven as of 31 December 1998, and the related consolidated statement of operations, changes in shareholders equity and cash flow for the year then ended. These financial statements are the responsibility of the company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statements presentation. We believe that our audit provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects. the consolidated financial position of ASE Advanced Systems Europe B.V. as of 31 December 1998 and of their operations and their cash flow for the year then ended, in conformity with generally accepted accounting principles.

Helmond, 15 January 1999

Verhaar en Verberne


/s/ P.M. Riemslag Baas CPA

P.M. Riemslag Baas CPA